Exhibit 99.1

Moody's Corporation Reports Results for Fourth Quarter and Full Year 2016; Sets Outlook for Full Year 2017

  4Q16 revenue up 9% to $942.1 million; FY 2016 revenue up 3% to $3.6 billion
  4Q16 net loss of $428.6 million and adjusted net income of $237.3 million; FY 2016 net income of $266.6 million and adjusted net income of $940.6 million
  4Q16 loss per share of $2.22, a $3.31 decrease from 4Q15 EPS; adjusted EPS up 13% to $1.23
  FY 2016 EPS of $1.36 down 71%; adjusted EPS up 5% to $4.81
  Expect FY 2017 EPS of $5.15 to $5.30, which includes an estimated $0.15 benefit from an accounting change related to equity compensation

NEW YORK--(BUSINESS WIRE)--February 17, 2017--Moody’s Corporation (NYSE:MCO) today announced results for the fourth quarter and full year 2016, as well as provided its outlook for full year 2017.

“2016 was notable for the variety of events affecting global financial markets,” said Raymond McDaniel, President and Chief Executive Officer of Moody’s. “Against volatile market conditions, Moody’s demonstrated solid financial performance, achieving revenue of $3.6 billion, up three percent from 2015. Recognizing ongoing uncertain macroeconomic and geopolitical conditions, for 2017 we are projecting mid-single-digit percent revenue growth and EPS in the range of $5.15 to $5.30, which includes an estimated $0.15 benefit from an accounting change related to equity compensation.”

FOURTH QUARTER 2016 HIGHLIGHTS

Moody’s Corporation reported revenue of $942.1 million for the three months ended December 31, 2016, up 9% from $865.9 million for the same period in 2015.

Operating expense totaled $1.4 billion compared to $532.8 million for the same period in 2015. Operating expense for the fourth quarter of 2016 includes an $863.8 million settlement charge related to an agreement announced on January 13, 2017 that the Company reached with the U.S. Department of Justice and the attorneys general of 21 U.S. states and the District of Columbia.

Moody’s operating loss was $473.1 million compared to operating income of $333.1 million in the prior-year period, resulting in a negative operating margin for the quarter. Adjusted operating income (operating income before the settlement charge, as well as depreciation and amortization) was $423.6 million, up 17% from the prior-year period, resulting in an adjusted operating margin of 45.0%.

The Company recorded a net loss of $428.6 million in the fourth quarter of 2016, down from net income of $217.9 million in the prior-year period. Adjusted net income (net income before the settlement charge, net of tax, and a non-cash foreign exchange benefit related to a subsidiary liquidation) was $237.3 million, up 9% from the prior-year period.

Fourth quarter 2016 loss per share was $2.22, which includes a $3.63 loss from the settlement charge and an $0.18 gain from the non-cash foreign exchange benefit, compared to earnings per share of $1.09 in the prior-year period. Excluding these items, adjusted fourth quarter earnings per share was $1.23, up 13% from $1.09 in the prior-year period.

MCO FOURTH QUARTER 2016 REVENUE UP 9%

Moody’s Corporation reported global revenue of $942.1 million for the fourth quarter of 2016, up 9% from the fourth quarter of 2015.

U.S. revenue was $533.9 million, up 11%, and non-U.S. revenue was $408.2 million, up 6%. Revenue generated outside the U.S. represented 43% of total revenue, down from 44% in the prior-year period. Foreign currency translation unfavorably impacted Moody’s revenue by 2%.

MIS Fourth Quarter Revenue Up 12%

Global revenue for Moody’s Investors Service (MIS) for the fourth quarter of 2016 was $607.8 million, up 12% from the prior-year period. U.S. revenue was $375.6 million, up 11%, while non-U.S. revenue was $232.2 million, up 13%. The impact of foreign currency translation on MIS revenue was negligible.

Global corporate finance revenue was $277.6 million, up 13% from the prior-year period. This result reflected increased levels of U.S. and European rated bank loan issuance as well as higher speculative grade bond rating revenue. U.S. and non-U.S. corporate finance revenues were up 6% and 28%, respectively.

Global structured finance revenue was $130.5 million, up 14% from the prior-year period. This result reflected increased deal activity in U.S. CLOs and CMBS and in European RMBS and CLOs. U.S. and non-U.S. structured finance revenues were up 18% and 7%, respectively.

Global financial institutions revenue was $88.5 million, down 4% from the prior-year period. This result was driven primarily by reduced European bank issuance. U.S. financial institutions revenue was up 4%, while non-U.S. revenue was down 8%.

Global public, project and infrastructure finance revenue was $103.2 million, up 21% from the prior-year period primarily driven by non-U.S. infrastructure issuance and U.S. public finance issuance. U.S. and non-U.S. public, project and infrastructure finance revenues were each up 21%.

MA Fourth Quarter Revenue Up 4%

Global revenue for Moody’s Analytics (MA) for the fourth quarter of 2016 was $334.3 million, up 4% from the fourth quarter of 2015. U.S. revenue was $158.3 million, up 11%, while non-U.S. revenue was $176.0 million, down 1%. Foreign currency translation unfavorably impacted MA revenue by 4%.

Global revenue from research, data and analytics (RD&A) was $166.7 million, up 3% from the prior-year period driven by new sales and contract upgrades for credit research and ratings data feeds. U.S. RD&A revenue was up 7%, while non-U.S. revenue was down 1%. Foreign currency translation unfavorably impacted RD&A revenue by 4%.

Global enterprise risk solutions (ERS) revenue of $130.3 million was up 7% from the fourth quarter of 2015 primarily due to the March 2016 acquisition of GGY and an increase in software license revenue. U.S. ERS revenue was up 24%, while non-U.S. revenue was down 1%. Foreign currency translation unfavorably impacted ERS revenue by 3%.

Global professional services revenue of $37.3 million was down 3% from the prior-year period. U.S. professional services revenue was flat, while non-U.S. revenue was down 4%. Foreign currency translation unfavorably impacted professional services revenue by 3%.

FOURTH QUARTER 2016 OPERATING EXPENSE

Fourth quarter 2016 operating expense for Moody’s Corporation, which includes the $863.8 million settlement charge, was $1.4 billion compared to $532.8 million in the prior-year period. Adjusted operating expense (operating expense less the settlement charge) was $551.4 million, up 3% from the prior-year period. Foreign currency translation favorably impacted adjusted operating expense by 3%.

Due to the settlement charge, Moody’s fourth quarter operating loss was $473.1 million compared to operating income of $333.1 million in the prior-year period, resulting in a negative operating margin. Adjusted operating income of $423.6 million was up 17% from the prior-year period. Adjusted operating margin was 45.0%, up from 41.8%.

FULL YEAR 2016 HIGHLIGHTS

Moody’s Corporation reported revenue of $3.6 billion for the year ended December 31, 2016, up 3% from $3.5 billion in 2015.

Operating expense totaled $3.0 billion compared to $2.0 billion in 2015. Full year 2016 operating income was $638.7 million, down 57% from the prior year, resulting in an operating margin of 17.7%, down from 42.3% in the prior year. Adjusted operating income (operating income before the settlement charge, a $12.0 million restructuring charge associated with cost management initiatives, and depreciation and amortization) of $1.6 billion increased 3% from the prior year. Moody’s adjusted operating margin was 45.5%, consistent with the prior year.

The Company recorded net income of $266.6 million in 2016, down from $941.3 million in the prior year. Adjusted net income (net income before the settlement and restructuring charges, net of tax, and the non-cash foreign exchange benefit related to a subsidiary liquidation) of $940.6 million was up from $934.9 million in 2015.

Full year 2016 EPS was $1.36 compared to $4.63 in the prior year. Excluding the settlement and restructuring charges and the foreign exchange gain in 2016, as well as a benefit from a legacy tax matter in 2015, adjusted EPS was $4.81, up 5% from $4.60 in 2015.

MCO FULL YEAR 2016 REVENUE UP 3%

For Moody’s Corporation overall, global revenue was $3.6 billion for full year 2016, up 3% from 2015. U.S. revenue was $2.1 billion, up 5%, while non-U.S. revenue was $1.5 billion, up 2%. Foreign currency translation unfavorably impacted Moody’s revenue by 1%.

MIS Full Year Revenue Up 2%

MIS revenue totaled $2.4 billion for full year 2016, up 2% from full year 2015. U.S. revenue was $1.5 billion, up 2%, while non-U.S. revenue was $868.9 million, up 1%. Non-U.S. revenue represented 37% of MIS revenue, consistent with the prior year. The impact of foreign currency translation on MIS revenue was negligible.

MA Full Year Revenue Up 7%

MA revenue totaled $1.2 billion for full year 2016, up 7% from full year 2015. U.S. revenue was $603.6 million, up 13%, while non-U.S. revenue was $629.8 million, up 2%. Non-U.S. revenue represented 51% of MA revenue, down from 54% in 2015. Foreign currency translation unfavorably impacted MA revenue by 3%.

FULL YEAR 2016 OPERATING EXPENSE

Full year 2016 operating expense for Moody’s Corporation, which includes the $863.8 million settlement charge as well as the $12.0 million restructuring charge associated with cost management initiatives, was $3.0 billion, up from $2.0 billion in the prior year. Adjusted operating expense (operating expense less the settlement and restructuring charges) was $2.1 billion, up 4% from the prior year. Foreign currency translation favorably impacted operating expense by 2%.

The effective tax rate for full year 2016 was 50.6% versus 31.2% in 2015, primarily due to the non-deductible portion of the settlement charge.

2016 CAPITAL ALLOCATION AND LIQUIDITY

$1 Billion Returned to Shareholders in 2016

During the fourth quarter of 2016, Moody’s repurchased 0.6 million shares at a total cost of $59.9 million, or an average cost of $107.48 per share, and issued 0.1 million shares as part of its employee stock-based compensation plans. Moody’s returned $70.6 million to its shareholders via dividend payments during the fourth quarter of 2016.

For full year 2016, Moody’s repurchased 7.7 million shares at a total cost of $738.8 million, or an average cost of $96.38 per share, and issued 2.8 million shares as part of its employee stock-based compensation plans. Moody’s returned $285.1 million to its shareholders via dividend payments during 2016.

The total capital returned to shareholders in 2016 was $1.0 billion. Additionally, on December 21, 2016, Moody’s increased its quarterly dividend by 3% from $0.37 to $0.38 per share of common stock.

Outstanding shares as of December 31, 2016 totaled 190.7 million, down 3% from December 31, 2015. As of December 31, 2016, Moody’s had $0.7 billion of share repurchase authority remaining.

At year-end, Moody’s had $3.4 billion of outstanding debt and $1.0 billion of additional borrowing capacity under its commercial paper program, which is backstopped by an undrawn $1.0 billion revolving credit facility. Total cash, cash equivalents and short-term investments at year-end were $2.2 billion, approximately flat to December 31, 2015. Cash flow from operations and free cash flow in 2016 were $1.2 billion and $1.1 billion, respectively. Cash flow from operations and free cash flow increased 6% and 4%, respectively, from 2015, primarily due to changes in working capital.

ASSUMPTIONS AND OUTLOOK FOR FULL YEAR 2017

Moody’s outlook for 2017 is based on assumptions about many geopolitical conditions and macroeconomic and capital market factors, including interest rates, foreign currency exchange rates, corporate profitability and business investment spending, mergers and acquisitions, consumer borrowing and securitization, and the amount of debt issued. These assumptions are subject to uncertainty, and results for the year could differ materially from our current outlook. Our guidance assumes foreign currency translation at end-of-year exchange rates. Specifically, our forecast reflects exchange rates for the British pound (£) of $1.24 to £1 and for the euro (€) of $1.05 to €1.

MCO Full Year 2017 Outlook

Moody’s expects full year 2017 revenue to increase in the mid-single-digit percent range. Operating expense is expected to decrease in the 25% to 30% range. Excluding the 2016 settlement and restructuring charges, adjusted operating expense is expected to increase in the low-single-digit percent range. On a constant dollar basis, the revenue growth rate would be approximately 120 basis points higher and the adjusted operating expense growth rate would be approximately 170 basis points higher.

Moody’s projects an operating margin of approximately 43% and an adjusted operating margin of approximately 46%.

The effective tax rate is expected to be approximately 31% to 32% including an estimated benefit of approximately 200 basis points, or $0.15 per share, due to the adoption of accounting standard update ASU 2016-09, “Improvements to Employee Share-Based Payment Accounting,” issued in 2016 and effective for Moody’s in 2017. This estimated benefit reflects a number of assumptions including, but not limited to, the stock price upon option exercise/restricted stock vesting, historically consistent stock option exercise activity and the strike price of exercised options. Separately, new U.K. tax laws limiting the deductibility of intercompany interest expense are expected to negatively impact the effective tax rate by approximately 160 basis points.

Full year 2017 EPS is expected to be $5.15 to $5.30 including the estimated $0.15 per share benefit resulting from the accounting standard update previously mentioned.

Cash flow from operations is expected to be approximately $600 million and free cash flow is expected to be approximately $500 million, both of which include the payment of the settlement charge recorded in the Company’s fourth quarter 2016 financial results. Moody’s expects share repurchases to be approximately $500 million, subject to available cash, market conditions and other capital allocation decisions. Capital expenditures are expected to be approximately $100 million. Depreciation and amortization expense is expected to be approximately $135 million.

MIS Full Year 2017 Outlook

For MIS, Moody’s expects 2017 revenue to increase in the mid-single-digit percent range. Both U.S. and non-U.S. revenues are expected to increase in the mid-single-digit percent range. On a constant dollar basis, the revenue growth rate for MIS would be approximately 100 basis points higher.

Corporate finance revenue, structured finance revenue and financial institutions revenue are each expected to increase in the mid-single-digit percent range. Public, project and infrastructure finance revenue is expected to increase in the low-single-digit percent range.

MA Full Year 2017 Outlook

For MA, Moody’s expects 2017 revenue to increase in the mid-single-digit percent range. U.S. revenue is expected to increase in the low-single-digit percent range and non-U.S. revenue is expected to increase in the high-single-digit percent range. On a constant dollar basis, the revenue growth rate for MA would be approximately 180 basis points higher.

Research, data and analytics revenue is projected to increase in the high-single-digit percent range. Enterprise risk solutions revenue is expected to increase in the mid-single-digit percent range. Professional services revenue is expected to increase in the low-single-digit percent range.

CONFERENCE CALL

Moody’s will hold a conference call to discuss fourth quarter and full year 2016 results as well as its 2017 outlook on February 17, 2017, at 11:30 a.m. EST. Individuals within the U.S. and Canada can access the call by dialing +1-877-400-0505. Other callers should dial +1-719-234-7477. Please dial into the call by 11:20 a.m. EST. The passcode for the call is “Moody’s Corporation.”

The teleconference will also be webcast with an accompanying slide presentation which can be accessed through Moody's Investor Relations website, http://ir.moodys.com under “Featured Events and Presentations”. The webcast will be available until 3:30 p.m. Eastern Time on March 18, 2017.

A replay of the teleconference will be available from 3:30 p.m. Eastern Time, February 17, 2017 until 3:30 p.m. Eastern Time, March 18, 2017. The replay can be accessed from within the United States and Canada by dialing +1-888-203-1112. Other callers can access the replay at +1-719-457-0820. The replay confirmation code is 4534443.

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ABOUT MOODY'S CORPORATION

Moody's is an essential component of the global capital markets, providing credit ratings, research, tools and analysis that contribute to transparent and integrated financial markets. Moody’s Corporation (NYSE: MCO) is the parent company of Moody's Investors Service, which provides credit ratings and research covering debt instruments and securities, and Moody's Analytics, which offers leading-edge software, advisory services and research for credit and economic analysis and financial risk management. The corporation, which reported revenue of $3.6 billion in 2016, employs approximately 10,600 people worldwide and maintains a presence in 36 countries. Further information is available at www.moodys.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

Certain statements contained in this release are forward-looking statements and are based on future expectations, plans and prospects for Moody’s business and operations that involve a number of risks and uncertainties. The forward-looking statements in this release are made as of the date hereof, and the Company disclaims any duty to supplement, update or revise such statements on a going-forward basis, whether as a result of subsequent developments, changed expectations or otherwise. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, the Company is identifying certain factors that could cause actual results to differ, perhaps materially, from those indicated by these forward-looking statements. Those factors, risks and uncertainties include, but are not limited to, world-wide credit market disruptions or an economic slowdown, which could affect the volume of debt and other securities issued in domestic and/or global capital markets; other matters that could affect the volume of debt and other securities issued in domestic and/or global capital markets, including regulation, credit quality concerns, changes in interest rates and other volatility in the financial markets such as that due to the U.K.’s referendum vote whereby the U.K. citizens voted to withdraw from the EU; the level of merger and acquisition activity in the U.S. and abroad; the uncertain effectiveness and possible collateral consequences of U.S. and foreign government actions affecting world-wide credit markets, international trade and economic policy; concerns in the marketplace affecting our credibility or otherwise affecting market perceptions of the integrity or utility of independent credit agency ratings; the introduction of competing products or technologies by other companies; pricing pressure from competitors and/or customers; the level of success of new product development and global expansion; the impact of regulation as an NRSRO, the potential for new U.S., state and local legislation and regulations, including provisions in the Financial Reform Act and regulations resulting from that Act; the potential for increased competition and regulation in the EU and other foreign jurisdictions; exposure to litigation related to our rating opinions, as well as any other litigation, government and regulatory proceedings, investigations and inquires to which the Company may be subject from time to time; provisions in the Financial Reform Act legislation modifying the pleading standards, and EU regulations modifying the liability standards, applicable to credit rating agencies in a manner adverse to credit rating agencies; provisions of EU regulations imposing additional procedural and substantive requirements on the pricing of services; the possible loss of key employees; failures or malfunctions of our operations and infrastructure; any vulnerabilities to cyber threats or other cybersecurity concerns; the outcome of any review by controlling tax authorities of the Company’s global tax planning initiatives; exposure to potential criminal sanctions or civil remedies if the Company fails to comply with foreign and U.S. laws and regulations that are applicable in the jurisdictions in which the Company operates, including sanctions laws, anti-corruption laws, and local laws prohibiting corrupt payments to government officials; the impact of mergers, acquisitions or other business combinations and the ability of the Company to successfully integrate acquired businesses; currency and foreign exchange volatility; the level of future cash flows; the levels of capital investments; and a decline in the demand for credit risk management tools by financial institutions. These factors, risks and uncertainties as well as other risks and uncertainties that could cause Moody’s actual results to differ materially from those contemplated, expressed, projected, anticipated or implied in the forward-looking statements are described in greater detail under “Risk Factors” in Part I, Item 1A of the Company’s annual report on Form 10-K for the year ended December 31, 2015, and in other filings made by the Company from time to time with the SEC or in materials incorporated herein or therein. Stockholders and investors are cautioned that the occurrence of any of these factors, risks and uncertainties may cause the Company’s actual results to differ materially from those contemplated, expressed, projected, anticipated or implied in the forward-looking statements, which could have a material and adverse effect on the Company’s business, results of operations and financial condition. New factors may emerge from time to time, and it is not possible for the Company to predict new factors, nor can the Company assess the potential effect of any new factors on it.

Table 1 - Consolidated Statements of Operations (Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,

	2016	2015	2016	2015
Amounts in millions, except per share amounts

Revenue	$942.1	$865.9	$3,604.2	$3,484.5

Expenses:
Operating	265.3	251.9	1,026.6	976.3
Selling, general and administrative	253.2	252.2	936.4	921.3
Restructuring	-	-	12.0	-
Depreciation and amortization	32.9	28.7	126.7	113.5
Settlement charge	863.8	-	863.8	-
Total expenses	1,415.2	532.8	2,965.5	2,011.1

Operating (loss) income	(473.1)	333.1	638.7	1,473.4
Non-operating income (expense), net
Interest expense, net	(34.0)	(28.1)	(137.8)	(115.1)
Other non-operating income, net	41.6	7.3	57.1	21.3
Total non-operating income (expense), net	7.6	(20.8)	(80.7)	(93.8)
Income before provision for income taxes	(465.5)	312.3	558.0	1,379.6
Provision for income taxes	(40.0)	91.9	282.2	430.0
Net income	(425.5)	220.4	275.8	949.6
Less: net income attributable to noncontrolling interests	3.1	2.5	9.2	8.3
Net (loss) income attributable to Moody's Corporation	$(428.6)	$217.9	$266.6	$941.3

(Loss) earnings per share attributable to Moody's common shareholders
Basic	$(2.25)	$1.11	$1.38	$4.70
Diluted	$(2.22)	$1.09	$1.36	$4.63

Weighted average number of shares outstanding
Basic	190.8	197.0	192.7	200.1
Diluted	193.4	200.2	195.4	203.4

Table 2 - Supplemental Revenue Information (Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,

Amounts in millions	2016	2015	2016	2015

Moody's Investors Service
Corporate Finance	$277.6	$246.1	$1,122.3	$1,112.7
Structured Finance	130.5	114.1	436.8	449.1
Financial Institutions	88.5	91.9	368.9	365.6
Public, Project and Infrastructure Finance	103.2	85.2	412.2	376.4
MIS Other	8.0	7.3	30.6	30.4
Intersegment royalty	26.3	24.0	100.2	93.5
Sub-total MIS	634.1	568.6	2,471.0	2,427.7
Eliminations	(26.3)	(24.0)	(100.2)	(93.5)
Total MIS revenue	607.8	544.6	2,370.8	2,334.2

Moody's Analytics
Research, Data and Analytics	166.7	161.4	667.6	626.4
Enterprise Risk Solutions	130.3	121.5	418.8	374.0
Professional Services	37.3	38.4	147.0	149.9
Intersegment revenue	3.7	3.4	13.5	13.1
Sub-total MA	338.0	324.7	1,246.9	1,163.4
Eliminations	(3.7)	(3.4)	(13.5)	(13.1)
Total MA revenue	334.3	321.3	1,233.4	1,150.3

Total Moody's Corporation revenue	$942.1	$865.9	$3,604.2	$3,484.5

Moody's Corporation revenue by geographic area

United States	$533.9	$481.2	$2,105.5	$2,009.0
International	408.2	384.7	1,498.7	1,475.5

	$942.1	$865.9	$3,604.2	$3,484.5

Table 3 - Selected Consolidated Balance Sheet Data (Unaudited)

	December 31,	December 31,
	2016	2015(1)
Amounts in millions

Cash and cash equivalents	$2,051.5	$1,757.4
Short-term investments	173.4	474.8
Total current assets	3,253.1	3,243.1
Non-current assets	2,074.2	1,859.9
Total assets	5,327.3	5,103.0
Total current liabilities(2,3)	2,428.2	1,218.5
Total debt **	3,363.0	3,380.6
Other long-term liabilities	863.4	836.9
Total shareholders' deficit	(1,027.3)	(333.0)
Total liabilities and shareholders' deficit	5,327.3	5,103.0

Actual number of shares outstanding	190.7	196.1

(1) In the first quarter of 2016, the Company adopted a new accounting update on a retrospective basis which requires debt issuance costs to be presented as a reduction of debt rather than as an asset. Accordingly, the Company reclassified debt issuance costs, which were previously included in non-current assets, as a reduction of total debt.

(2) The 2016 amount includes an $863.8 million settlement charge related to the agreement with the U.S. Department of Justice and the attorneys general of 21 U.S. states and the District of Columbia to resolve pending and potential civil claims related to credit ratings that MIS assigned to certain structured finance instruments in the financial crisis era.

(3) The 2016 amount includes $300 million of debt classified as a current liability as it matures in September 2017.

Table 4 - Selected Consolidated Balance Sheet Data (Unaudited) Continued

Total debt consists of the following:
	December 31, 2016
Amounts in millions	Principal Amount	Fair Value of Interest Rate Swaps	Unamortized (Discount) Premium	Unamortized Debt Issuance Costs (1)	Carrying Value

Notes Payable:
6.06% Series 2007-1 Notes due 2017	$300.0	$-	$-	$-	$300.0
5.50% 2010 Senior Notes, due 2020	500.0	5.5	(1.3)	(1.6)	502.6
4.50% 2012 Senior Notes, due 2022	500.0	(0.2)	(2.4)	(2.1)	495.3
4.875% 2013 Senior Notes, due 2024	500.0	-	(2.1)	(2.7)	495.2
2.75% 2014 Senior Notes (5-Year), due 2019	450.0	0.9	(0.4)	(1.7)	448.8
5.25% 2014 Senior Notes (30-Year), due 2044	600.0	-	3.3	(5.9)	597.4
1.75% 2015 Senior Notes, due 2027	527.4	-	-	(3.7)	523.7
Total debt	$3,377.4	$6.2	$(2.9)	$(17.7)	$3,363.0
Current portion					(300.0)
Total long-term debt					$3,063.0

	December 31, 2015
	Principal Amount	Fair Value of Interest Rate Swaps	Unamortized (Discount) Premium	Unamortized Debt Issuance Costs (1)	Carrying Value

Notes Payable:
6.06% Series 2007-1 Notes due 2017	$300.0	$-	$-	$(0.2)	$299.8
5.50% 2010 Senior Notes, due 2020	500.0	9.4	(1.6)	(2.0)	505.8
4.50% 2012 Senior Notes, due 2022	500.0	-	(2.8)	(2.5)	494.7
4.875% 2013 Senior Notes, due 2024	500.0	-	(2.3)	(3.1)	494.6
2.75% 2014 Senior Notes (5-Year), due 2019	450.0	2.3	(0.5)	(2.4)	449.4
5.25% 2014 Senior Notes (30-Year), due 2044	600.0	-	3.4	(6.2)	597.2
1.75% 2015 Senior Notes, due 2027	543.1	-	-	(4.0)	539.1
Total debt	$3,393.1	$11.7	$(3.8)	$(20.4)	$3,380.6

(1) Pursuant to a new accounting update, unamortized debt issuance costs are presented as a reduction to the carrying value of the debt.

Table 5 - Non-operating (expense) income, net

	Three Months Ended		Year Ended
	December 31,		December 31,

	2016	2015	2016	2015
Amounts in millions

Interest (expense) / income, net:
Expense on borrowings	$(36.3)	$(31.8)	$(141.9)	$(120.6)
Income	2.7	2.7	10.9	9.7
Legacy Tax (a)	-	-	0.2	0.7
UTPs and other tax related liabilities (b)	(0.8)	1.0	(7.8)	(5.3)
Interest capitalized	0.4	-	0.8	0.4
Total interest expense, net	$(34.0)	$(28.1)	$(137.8)	$(115.1)
Other non-operating (expense) income, net:
FX gain (c)	$41.0	$3.6	$50.1	$1.1
Legacy Tax (a)	-	-	1.6	6.4
Joint venture income	4.2	3.0	11.4	11.8
Other	(3.6)	0.7	(6.0)	2.0
Other non-operating (expense) income, net	41.6	7.3	57.1	21.3
Total non-operating (expense) income, net	$7.6	$(20.8)	$(80.7)	$(93.8)

(a)	Reflects favorable resolution of legacy tax matters
(b)	The 2015 amounts include benefits from the resolution of certain domestic and international tax matters
(c)	The 2016 amounts include an approximate $35 million foreign exchange gain relating to the liquidation of a subsidiary

Table 6 - Financial Information by Segment:

The table below presents revenue, adjusted operating income and operating income by reportable segment. The Company defines adjusted operating income as operating income excluding depreciation and amortization, restructuring and settlement charges.

	Three Months Ended December 31,
Amounts in millions	2016				2015
	MIS	MA	Eliminations	Consolidated	MIS	MA	Eliminations	Consolidated
Revenue	$634.1	$338.0	$(30.0)	$942.1	$568.6	$324.7	$(27.4)	$865.9
Operating, selling, general and administrative expense	285.5	263.0	(30.0)	518.5	283.9	247.6	(27.4)	504.1
Adjusted operating income	348.6	75.0	-	423.6	284.7	77.1	-	361.8
Depreciation and amortization	19.0	13.9	-	32.9	17.3	11.4	-	28.7
Settlement charge	863.8	-	-	863.8	-	-	-	-
Operating (loss) income	$(534.2)	$61.1	$-	$(473.1)	$267.4	$65.7	$-	$333.1
Adjusted operating margin	55.0%	22.2%		45.0%	50.1%	23.7%		41.8%
Operating margin	(84.2%)	18.1%		(50.2%)	47.0%	20.2%		38.5%

	Year Ended December 31,
Amounts in millions	2016				2015
	MIS	MA	Eliminations	Consolidated	MIS	MA	Eliminations	Consolidated
Revenue	$2,471.0	$1,246.9	$(113.7)	$3,604.2	$2,427.7	$1,163.4	$(106.6)	$3,484.5
Operating, selling, general and administrative expense	1,115.6	961.1	(113.7)	1,963.0	1,120.3	883.9	(106.6)	1,897.6
Adjusted operating income	1,355.4	285.8	-	1,641.2	1,307.4	279.5	-	1,586.9
Restructuring	10.2	1.8	-	12.0	-	-	-	-
Depreciation and amortization	73.8	52.9	-	126.7	66.0	47.5	-	113.5
Settlement charge	863.8	-	-	863.8	-	-	-	-
Operating income	$407.6	$231.1	$-	$638.7	$1,241.4	$232.0	$-	$1,473.4
Adjusted operating margin	54.9%	22.9%		45.5%	53.9%	24.0%		45.5%
Operating margin	16.5%	18.5%		17.7%	51.1%	19.9%		42.3%

Table 7 - Transaction and Relationship Revenue

The tables below summarize the split between transaction and relationship revenue. In the MIS segment, excluding MIS Other, transaction revenue represents the initial rating of a new debt issuance as well as other one-time fees while relationship revenue represents the recurring monitoring of a rated debt obligation and/or entities that issue such obligations, as well as revenue from programs such as commercial paper, medium-term notes and shelf registrations. In MIS Other, transaction revenue represents revenue from professional services and outsourcing engagements and relationship revenue represents subscription based revenues. In the MA segment, relationship revenue represents subscription-based revenues and software maintenance revenue. Transaction revenue in MA represents software license fees and revenue from risk management advisory projects, training and certification services, and outsourced research and analytical engagements.

Amounts in millions	Three Months Ended December 31,
	2016			2015
	Transaction	Relationship	Total	Transaction	Relationship	Total
Corporate Finance	$187.7	$89.9	$277.6	$160.8	$85.3	$246.1
	68%	32%	100%	65%	35%	100%

Structured Finance	$88.8	$41.7	$130.5	$76.0	$38.1	$114.1
	68%	32%	100%	67%	33%	100%

Financial Institutions	$31.1	$57.4	$88.5	$35.2	$56.7	$91.9
	35%	65%	100%	38%	62%	100%

Public, Project and Infrastructure Finance	$64.2	$39.0	$103.2	$47.8	$37.4	$85.2
	62%	38%	100%	56%	44%	100%

MIS Other	$2.7	$5.3	$8.0	$2.8	$4.5	$7.3
	34%	66%	100%	38%	62%	100%

Total MIS	$374.5	$233.3	$607.8	$322.6	$222.0	$544.6
	62%	38%	100%	59%	41%	100%

Moody's Analytics	$97.3	$237.0	$334.3	$97.7	$223.6	$321.3
	29%	71%	100%	30%	70%	100%

Total Moody's Corporation	$471.8	$470.3	$942.1	$420.3	$445.6	$865.9
	50%	50%	100%	49%	51%	100%

Amounts in millions	Year Ended December 31,
	2016			2015
	Transaction	Relationship	Total	Transaction	Relationship	Total

Corporate Finance	$765.5	$356.8	$1,122.3	$768.8	$343.9	$1,112.7
	68%	32%	100%	69%	31%	100%

Structured Finance	$269.4	$167.4	$436.8	$287.9	$161.2	$449.1
	62%	38%	100%	64%	36%	100%

Financial Institutions	$137.3	$231.6	$368.9	$136.6	$229.0	$365.6
	37%	63%	100%	37%	63%	100%

Public, Project and Infrastructure Finance	$257.9	$154.3	$412.2	$225.9	$150.5	$376.4
	63%	37%	100%	60%	40%	100%

MIS Other	$10.9	$19.7	$30.6	$13.2	$17.2	$30.4
	36%	64%	100%	43%	57%	100%

Total MIS	$1,441.0	$929.8	$2,370.8	$1,432.4	$901.8	$2,334.2
	61%	39%	100%	61%	39%	100%

Moody's Analytics	$314.0	$919.4	$1,233.4	$296.9	$853.4	$1,150.3
	25%	75%	100%	26%	74%	100%

Total Moody's Corporation	$1,755.0	$1,849.2	$3,604.2	$1,729.3	$1,755.2	$3,484.5
	49%	51%	100%	50%	50%	100%

Adjusted Financial Measures:

The tables below reflect certain adjusted results that the SEC defines as "non-GAAP financial measures" as well as a reconciliation of each non-GAAP measure to its most directly comparable GAAP measure. Management believes that such adjusted financial measures, when read in conjunction with the Company's reported results, can provide useful supplemental information for investors analyzing period-to-period comparisons of the Company's performance, facilitate comparisons to competitors' operating results and provide greater transparency to investors of supplemental information used by management in its financial and operational decision-making. These adjusted measures, as defined by the Company, are not necessarily comparable to similarly defined measures of other companies. Furthermore, these adjusted measures should not be viewed in isolation or used as a substitute for other GAAP measures in assessing the operating performance or cash flows of the Company.

Table 8 - Adjusted Operating Income and Adjusted Operating Margin:

The Company presents Adjusted Operating Income because management deems this metric to be a useful measure of assessing the operating performance of Moody’s. Adjusted Operating Income excludes depreciation and amortization because companies utilize productive assets of different ages and use different methods of acquiring and depreciating productive assets. Adjusted Operating Income also excludes a restructuring and settlement charge as the frequency and magnitude of these charges may vary widely across periods. Management believes that the exclusion of certain items, detailed in the reconciliation below, allows for an additional perspective on the Company’s operating results from period to period and across companies. The Company defines Adjusted Operating Margin as Adjusted Operating Income divided by revenue.

Amounts in millions	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Operating (loss) income	$(473.1)	$333.1	$638.7	$1,473.4
Restructuring	-	-	12.0	-
Depreciation & amortization	32.9	28.7	126.7	113.5
Settlement charge	863.8	-	863.8	-
Adjusted operating income	$423.6	$361.8	$1,641.2	$1,586.9
Operating margin	(50.2%)	38.5%	17.7%	42.3%
Adjusted operating margin	45.0%	41.8%	45.5%	45.5%

Table 9 - Adjusted Operating Expense:

The Company presents adjusted operating expense because management deems this metric to be a useful additional measure of assessing period-to-period comparisons of the Company's operating expenses. Adjusted operating expense excludes a settlement and restructuring charge.

Amounts in millions	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Operating expense	$1,415.2	$532.8	$2,965.5	$2,011.1
Settlement charge	(863.8)	-	(863.8)	-
Restructuring	-	-	(12.0)	-
Adjusted operating expense	$551.4	$532.8	$2,089.7	$2,011.1

Table 10 - Free Cash Flow:

The table below reflects a reconciliation of the Company’s net cash flows from operating activities to free cash flow. The Company defines free cash flow as net cash provided by operating activities minus payments for capital additions. Management believes that free cash flow is a useful metric in assessing the Company’s cash flows to service debt, pay dividends and to fund acquisitions and share repurchases. Management deems capital expenditures essential to the Company’s product and service innovations and maintenance of Moody’s operational capabilities. Accordingly, capital expenditures are deemed to be a recurring use of Moody’s cash flow.

Amounts in millions	Year Ended December 31,
	2016	2015
Net cash flows from operating activities	$1,226.1	$1,153.6
Capital additions	(115.2)	(89.0)
Free cash flow	$1,110.9	$1,064.6
Net cash provided by (used in) investing activities	$102.0	$(92.0)
Net cash used in financing activities	$(1,009.8)	$(461.0)

Table 11 - Adjusted net income and earnings per share attributable to Moody's common shareholders:

The Company presents these adjusted measures to exclude a restructuring and settlement charge, a foreign exchange gain related to a subsidiary liquidation and a Legacy Tax benefit as well as the income tax effects of these items to allow for an additional perspective when comparing Moody’s net income and diluted earnings per share from period to period. Below is a reconciliation of these measures to their most directly comparable U.S. GAAP amount:

Amounts in millions	Three months ended December 31,					Year ended December 31,
	2016		2015			2016		2015
Net (loss)/income attributable to Moody's common shareholders		$(428.6)			$217.9		$266.6			$941.3
Pre-tax restructuring	$-		$	-		$12.0		$	-
Tax on restructuring	-			-		(3.9)			-
Net restructuring		-			-		8.1			-
Pre-tax settlement charge	863.8			-		863.8			-
Tax on settlement charge	(163.1)			-		(163.1)			-
Net settlement charge		700.7			-		700.7			-
FX gain on subsidiary liquidation		(34.8)			-		(34.8)			-
Legacy Tax benefit		-			-		-			(6.4)
Adjusted net income attributable to Moody's common shareholders		$237.3			$217.9		$940.6			$934.9

	Three months ended December 31,					Year ended December 31,
	2016		2015			2016		2015
(Loss)/Earnings per share attributable to Moody's common shareholders		$(2.22)			$1.09		$1.36			$4.63
Pre-tax restructuring	$-		$	-		$0.06		$	-
Tax on restructuring	-			-		(0.02)			-
Net restructuring		-			-		0.04			-
Pre-tax settlement charge	4.47			-		4.42			-
Tax on settlement charge	(0.84)			-		(0.83)			-
Net settlement charge		3.63			-		3.59			-
FX gain on subsidiary liquidation		(0.18)			-		(0.18)			-
Legacy Tax benefit		-			-		-			(0.03)
Adjusted EPS attributable to Moody's common shareholders		$1.23			$1.09		$4.81			$4.60

Table 12 - 2017 Outlook

Moody’s outlook for 2017 is based on assumptions about many macroeconomic and capital market factors, including interest rates, foreign currency exchange rates, corporate profitability and business investment spending, merger and acquisition activity, consumer borrowing and securitization, and the amount of debt issued. These assumptions are subject to some degree of uncertainty, and results for the year could differ materially from our current outlook. Moody’s guidance, which is presented in the table below, assumes foreign currency translation at end-of-quarter exchange rates with the exception of the British pound (£) and the euro (€) which assume foreign currency translation of $1.24 to £1 and $1.05 to €1, respectively.

Full Year 2017 Moody's Corporation Guidance as of February 17, 2017

MOODY'S CORPORATION
Revenue	increase in the mid-single-digit percent range
Operating expense	decrease in the 25% to 30% range
Adjusted operating expense(1)	increase in the low-single-digit percent range
Depreciation & amortization	Approximately $135 million
Operating margin	Approximately 43%
Adjusted Operating margin(1)	Approximately 46%
Effective tax rate	31% - 32%
EPS	$5.15 to $5.30
Capital expenditures	Approximately $100 million
Operating cash flow(2)	Approximately $600 million
Free cash flow(1,2)	Approximately $500 million
Share repurchases	Approximately $500 million (subject to available cash, market conditions and other ongoing capital allocation decisions)

Full Year 2017 Moody's Corporation Guidance as of February 17, 2017

MIS
MIS global	increase in the mid-single-digit percent range
MIS U.S.	increase in the mid-single-digit percent range
MIS non-U.S.	increase in the mid-single-digit percent range
CFG	increase in the mid-single-digit percent range
SFG	increase in the mid-single-digit percent range
FIG	increase in the mid-single-digit percent range
PPIF	increase in the low-single-digit percent range

MA
MA global	increase in the mid-single-digit percent range
MA U.S.	increase in the low-single-digit percent range
MA non-U.S.	increase in the high-single-digit percent range
RD&A	increase in the high-single-digit percent range
ERS	increase in the mid-single-digit percent range
PS	increase in the low-single-digit percent range
(1) These metrics are non-GAAP measures. See below for a reconciliation of these measures to their comparable GAAP measure.
(2) Includes payment of the settlement charge related to an agreement with the U.S. Department of Justice and the attorneys general of 21 U.S. states and the District of Columbia.

The following are reconciliations of the Company's adjusted forward looking measures to their comparable GAAP measure:

Year Ended
December 31, 2017
Operating margin guidance	Approximately 43%
Depreciation and amortization	Approximately 3%
Adjusted Operating margin guidance	Approximately 46%

Year Ended
December 31, 2017
Operating expense guidance	Decrease in the 25% to 30% range
Impact of 2016 settlement and restructuring charges
Adjusted operating expense guidance	Increase in the low-single-digit percent range

Year Ended
December 31, 2017
Operating cash flow guidance	Approximately $600 million
Capital additions	Approximately $100 million
Free cash flow guidance	Approximately $500 million

CONTACT:
Salli Schwartz
Global Head of Investor Relations and
Communications
212.553.4862
sallilyn.schwartz@moodys.com
or
Michael Adler
Senior Vice President
Corporate Communications
212.553.4667
michael.adler@moodys.com